Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) Caliber Home Loans, Inc. and Subsidiaries
As of June 30, 2021 and December 31, 2020, and for the Three and Six Months Ended June 30, 2021 and 2020

Caliber Home Loans, Inc. and Subsidiaries

Consolidated Financial Statements (Unaudited)

As of June 30, 2021 and December 31, 2020, and for the

Three and Six Months Ended June 30, 2021 and 2020

CALIBER HOME LOANS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$261,685	$504,378
Restricted cash	65,982	29,293
Servicing advances, net	139,061	160,606
Mortgage loans held for sale, at fair value	9,999,759	8,007,730
Mortgage servicing rights, at fair value	1,467,466	1,156,831
Property and equipment, net	81,935	77,055
Loans eligible for repurchase from GNMA	2,241,800	2,273,601
Derivative assets	140,639	315,488
Prepaid expenses and other assets	679,493	430,257
Total assets	$15,077,820	$12,955,239

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Accounts payable and accrued expenses	$369,485	$417,148
Servicer advance facilities, net	100,167	109,965
Warehouse credit facilities, net	9,503,455	7,369,193
MSR financing facilities, net	757,796	899,898
Liability for loans eligible for repurchase from GNMA	2,204,769	2,273,601
Derivative liabilities	21,331	95,285
Other liabilities	458,196	386,371
Total liabilities	13,415,199	11,551,461

Stockholder’s Equity:
Preferred stock – 15,000,000 shares authorized, no shares issued and outstanding, $0.0001 par value	—	—
Common stock – 485,000,000 shares authorized, 119,172,000 issued and outstanding, $0.0001 par value	12	12
Additional paid-in capital	659,438	659,644
Retained earnings	1,003,171	744,122
Total stockholder’s equity	1,662,621	1,403,778
Total liabilities and stockholder’s equity	$15,077,820	$12,955,239

See accompanying Notes to the Consolidated Financial Statements (Unaudited).

CALIBER HOME LOANS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Gain on sale, net	$482,281	$716,882	$1,135,675	$1,094,064
Fee income	57,893	55,089	121,607	98,344
Servicing fees, net	111,531	127,047	227,908	255,511
Change in fair value of mortgage servicing rights	(158,622)	(267,716)	(135,415)	(320,108)
Other income	7,070	3,724	12,605	6,807
Total revenues	500,153	635,026	1,362,380	1,134,618

Operating expenses:
Compensation and benefits	356,519	346,657	760,604	586,846
Occupancy and equipment	11,750	11,796	22,949	23,609
General and administrative	117,615	81,256	223,558	156,601
Depreciation and amortization	8,841	7,531	16,821	15,200
Total operating expenses	494,725	447,240	1,023,932	782,256

Income from operations	5,428	187,786	338,448	352,362

Other income (expense):
Interest income	59,753	45,731	101,980	101,233
Interest expense	(52,448)	(36,650)	(96,309)	(87,932)
Other income, net	7,305	9,081	5,671	13,301
Net income before taxes	12,733	196,867	344,119	365,663
Income tax expense	(2,224)	(48,210)	(85,070)	(90,366)
Net income	$10,509	$148,657	$259,049	$275,297

Earnings per share
Basic	$0.09	$1.25	$2.17	$2.31

See accompanying Notes to the Consolidated Financial Statements (Unaudited).

CALIBER HOME LOANS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (UNAUDITED)
(In thousands)

	Common Stock Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Total Stockholder’s Equity
Balance, March 31, 2020	119,172	$12	$659,190	$555,563	$1,214,765
Capital contributed	—	—	305	—	305
Net income	—	—	—	148,657	148,657
Balance, June 30, 2020	119,172	$12	$659,495	$704,220	$1,363,727

Balance, March 31, 2021	119,172	$12	$659,428	$992,662	$1,652,102
Capital contributed	—	—	10	—	10
Net income	—	—	—	10,509	10,509
Balance, June 30, 2021	119,172	$12	$659,438	$1,003,171	$1,662,621

	Common Stock Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Total Stockholder’s Equity
Balance, December 31, 2019	119,172	$12	$656,341	$428,923	$1,085,276
Capital contributed	—	—	3,154	—	3,154
Net loss	—	—	—	275,297	275,297
Balance, June 30, 2020	119,172	$12	$659,495	$704,220	$1,363,727

Balance, December 31, 2020	119,172	$12	$659,644	$744,122	$1,403,778
Capital contributed	—	—	(206)	—	(206)
Net income	—	—	—	259,049	259,049
Balance, June 30, 2021	119,172	$12	$659,438	$1,003,171	$1,662,621

See accompanying Notes to the Consolidated Financial Statements (Unaudited).

CALIBER HOME LOANS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net income	$259,049	$275,297
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	16,821	15,200
Amortization of debt issuance costs	7,065	3,779
Provision for servicing advance losses	5,394	5,059
Provision for repurchases and indemnifications	(10,161)	33,764
Origination of mortgage servicing rights	(336,208)	(455,446)
Fair value change in servicing rights	23,075	747,576
Reimbursement of MSR purchase premiums for loans that meet early payoff and early delinquency triggers	1,338	6,253
Mortgage loans originated or purchased, net of fees	(45,369,298)	(37,016,728)
Proceeds on sale of and payments of mortgage loans held for sale	44,213,122	38,205,003
Gain on origination and sale of loans	(888,437)	(429,177)
Change in fair value of loans held for sale	56,325	(50,064)
Change in fair value of loans eligible for repurchase from GNMA	(37,031)	—
Change in fair value of derivative instruments	101,761	(246,238)
Changes in operating assets and liabilities:
Servicing advances, net	15,994	20,718
Prepaid expenses and other assets	(259,907)	(16,281)
Accounts payable and accrued expenses	(46,844)	76,514
Other liabilities	79,094	80,240
Net cash (used in) provided by operating activities	(2,168,848)	1,255,469

Investing activities
Purchases of property and equipment, net of disposals	(16,403)	(15,398)
Sale of mortgage servicing rights and advances	3,700	103,586
Net cash (used in) provided by investing activities	(12,703)	88,188

Financing activities
Proceeds from borrowings	44,046,692	36,690,300
Repayments of borrowings	(42,065,411)	(37,759,385)
Debt issuance cost	(5,734)	(2,469)
Payment of contingent consideration	—	(1,755)
Net cash provided by (used in) financing activities	1,975,547	(1,073,309)

Net change in cash, cash equivalents, and restricted cash	(206,004)	270,348
Cash, cash equivalents, and restricted cash at beginning of period	533,671	139,939
Cash, cash equivalents, and restricted cash at end of period	$327,667	$410,287

See accompanying Notes to the Consolidated Financial Statements (Unaudited).

CALIBER HOME LOANS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED) (UNAUDITED)
(In thousands)

	Six Months Ended June 30,
	2021	2020
Supplemental disclosure
Cash paid for interest	$78,909	$89,031
Cash paid for income taxes	$27,904	$10
Non-cash contribution of MSRs from affiliate, net of tax	(206)	3,121

The following table provides a reconciliation of cash, cash equivalents and restricted cash to amount reported within the consolidated balance sheets:

	June 30,
	2021	2020
Cash and cash equivalents	$261,685	$382,643
Restricted cash	65,982	27,644
Total cash, cash equivalents, and restricted cash	$327,667	$410,287

CALIBER HOME LOANS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2021

1. Organization and Description of Business

Prior to October 19, 2020, Caliber Home Loans, Inc. (Caliber, or the Company) was a wholly owned subsidiary of LSF6 Service Operations LLC (LSF6) which was a wholly owned subsidiary of LSF6 Mid-Servicer Holdings LLC (Mid-Servicer). Mid- Servicer was a wholly-owned subsidiary of LSF Pickens Holdings, LLC (“Pickens”), an indirect subsidiary of Lone Star Funds. On October 19, 2020, Caliber, LSF6, Mid-Servicer and Pickens entered into a restructuring transaction, whereby LSF6 distributed its equity in Caliber to Mid-Servicer and elected to be disregarded as an entity separate from Mid-Servicer for tax purposes.  Mid-Servicer transferred its equity in LSF6 to Pickens, who transferred all the equity interests of LSF6 Service Operations to an affiliate Lone Star entity.  LSF6 Service Operations was removed from the Caliber structure and does not hold any assets related to Caliber’s business.  Immediately after this reorganization, Mid-Servicer was merged into Caliber and Caliber became a direct subsidiary of Pickens.  Caliber accounted for this transaction in a manner similar to a pooling of interest whereby all the assets and liabilities and revenues and expenses of Mid-Servicer were consolidated with Caliber. As a part of this reorganization, Caliber’s existing common shares were cancelled and 485,000,000 new shares with a par value of $0.0001 per share were authorized of which 119,172,000 shares are issued and outstanding. Pickens owns 100% of the outstanding common shares. Caliber’s existing  preferred shares were also cancelled and 15,000,000 new shares with a par value of $.0001 were authorized; no preferred shares were issued and outstanding as part of the reorganization.

The consolidated financial statements represent the results of operations, financial position, cash flows and changes in equity of Caliber and Mid-Servicer consolidated, as if the transaction described above took place prior to January 1, 2020.

Caliber, with its wholly owned subsidiaries, Summit Trustee Services, LLC; Fort Settlement Services, LLC (FSS); and Fort Escrow, Inc. (FEI); originates, purchases, sells, and services mortgage loans secured by residential real estate. Caliber primarily originates prime credit mortgage assets, including prime conventional conforming mortgages, and Federal Housing Administration/Veterans Affairs (FHA/VA) mortgages, which it sells servicing retained or servicing released to the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) (collectively, the GSEs) and other investors, or transfers the loans into pools of Government National Mortgage Association (GNMA) mortgage backed securities (MBS). In addition, Caliber may also originate non-agency mortgage loans primarily for sale to an affiliate. Caliber sells mortgage servicing rights (MSRs) to market participants and performs servicing activities on behalf of investors, including the GSEs, GNMA, and private-label securitizations (non-agency). The Company also provides servicing for mortgage servicing rights acquired from third parties or contributed by affiliates. In addition, FSS and FEI provide escrow and title services for mortgage loans secured by residential real estate, the revenue from which is included in other income.

On April 14, 2021, Pickens and Caliber entered into a Stock Purchase Agreement (the “SPA”) with New Residential Investment Corp. (“NRZ”) whereby NRZ will purchase all the issued and outstanding equity interest of Caliber from Pickens for a purchase price of $1.675 billion., subject to certain downward adjustments for among other things, any Leakage Amount (as defined in the SPA to include certain cash dividends and other payments out of Caliber and its subsidiaries) since December 31, 2020. The Transaction is targeted to close in the third quarter of 2021, subject to various approvals and customary closing conditions.

2. Significant Accounting Policies

Method of Accounting

The accounting records of the Company are maintained on the accrual basis of accounting. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Certain prior year amounts have been reclassified to conform to current year presentation.

Basis of Presentation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and those variable interest entities (VIEs) where Caliber is the primary beneficiary. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates due to factors such as adverse changes in the economy, changes in interest rates, changes in prepayment assumptions, declines in home prices, discrete events adversely affecting specific borrowers, uncertainties in the economy caused by the COVID-19 pandemic, or other factors. The COVID-19 pandemic poses unique challenges to our business and the effects of the pandemic could adversely impact our ability to originate mortgages, our servicing operations, our liquidity and our employees. Estimates that are particularly significant relate to the Company’s fair value measurement of mortgage loans held for sale, mortgage servicing rights, and derivative assets and liabilities, as well as its estimates for the reserve for mortgage repurchases and indemnifications, and the calculation of recoverability of servicing related advances.

Restricted Cash

Restricted cash is comprised of deposits held to comply with various regulatory and lease obligations, cash collected from borrowers for payment to third parties, certain funds pledged to lenders, and cash associated with the settlement of servicing sales and acquisitions.

Servicing Advances, Net

When borrowers are delinquent in making monthly payments on mortgage loans, the Company, in accordance with various servicing agreements, is required to advance principal and interest payments to certain investors and to pay insurance premiums, property taxes, and property protection costs. The Company also advances funds to process foreclosures and to maintain, repair, and market foreclosed real estate properties on behalf of investors. Advances are generally recovered from borrowers for performing loans, from the investors, or from loan proceeds for non-performing loans.

A reserve for servicing advances is established to absorb potential losses on advances. Changes to the  reserve are recorded in general and administrative expenses in the consolidated statements of operations. The adequacy of the reserve is evaluated based on loan status, delinquency status, lien position, collateral value, and historical losses. Management will assess the collectability of the advances, from the borrower, liquidation proceeds or the investor, and will charge off any advances deemed unrecoverable. The Company’s ability to recover advances from investors will vary depending upon the rights conveyed in the various servicing agreements.

Mortgage Loans Held for Sale

The Company originates mortgage loans primarily to transfer the loans into pools of GNMA mortgage backed securities or to sell to the GSEs or other third party investors in the secondary market. In addition, the Company originates and sells certain mortgage loans to an affiliate (see Note 13 Related Party Transactions).  Generally, all newly originated mortgage loans are delivered to third party purchasers within one month after origination. Mortgage loans held for sale can also include certain loans that have been repurchased for various origination and servicing reasons.  These loans are held at fair value until they can be resold.  Mortgage loans held for sale consist of single-family residential property mortgages originated by the Company having maturities of up to 30 years.

The Company elected the fair value reporting option for mortgage loans held for sale as permitted under ASC 825, Financial Instruments. Accordingly, mortgage loans held for sale are carried at estimated fair value with changes in fair value recognized in gain on sale, net on the consolidated statements of operations. Under fair value reporting, the Company is not permitted to defer the loan origination fees, net of direct loan origination costs associated with newly originated loans; thus, they are recognized as incurred.

Mortgage loans held for sale are considered de-recognized, or sold, when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been legally isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific assets.

Gains and losses from the sale of mortgages are recognized based on the difference between the sales proceeds and carrying value of the related loans and are recorded in gain on sale, net in the consolidated statements of operations. The sales proceeds reflect the cash received and the initial fair value of the separately recognized mortgage servicing rights.

Loans Eligible for Repurchase from GNMA

For certain loans that the Company transferred into GNMA securitization pools, the Company, as the issuer, has the unilateral right to repurchase without GNMA’s prior authorization any individual loan in a GNMA securitization pool if that loan meets certain criteria, including being unpaid for three consecutive months. Once the Company has the unilateral right to repurchase a delinquent loan, the Company has effectively regained control over the loan and, under GAAP, must re-recognize the loan on its consolidated balance sheets and establish a corresponding repurchase liability regardless of the Company’s intention to repurchase the loan. The Company records the right to repurchase these mortgage loans at fair value which is generally the unpaid principal balance. Asset values may be adjusted to reflect the market value of commitments to sell certain eligible loans to a market participant.

Mortgage Servicing Rights (MSRs)

The Company recognizes MSRs related to certain originated mortgage loans sold or transferred to third parties when servicing rights are retained.  In 2019, the Company also recognized MSRs related to certain originated non-agency loans sold to an affiliate for which the servicing rights were retained. The Company recognizes the right to service these mortgage loans as an asset on its consolidated balance sheets. The Company applies fair value accounting to these MSRs with changes in fair value recorded as charges or credits to the change in fair value of mortgage servicing rights on the consolidated statements of operations in accordance with ASC 860-50, Transfers and Servicing. The fair value of these MSRs is estimated using a stochastic discounted cash flow model that includes assumptions for prepayment speeds, discount rates, delinquency and foreclosure projections, servicing costs, and other assumptions. Management believes these assumptions are comparable to market-based assumptions for similar loan types used by other market participants in valuing MSRs. In addition, the Company obtains valuations from independent third parties to assess the reasonableness of the fair value calculated by the internal discounted cash flow model.

In addition, the Company receives certain servicing rights on nonperforming loans associated with securitizations structured by affiliates as non-cash capital contributions.  These servicing rights are short term in nature and are recorded at fair value.  The amount recorded represents the present value of the estimated future net cash flows related to servicing certain loans and property assets. The fair value of these servicing rights was estimated using a discounted cash flow model based on internal assumptions including higher cost assumptions associated with the short term nature of the servicing that, in management’s judgment, are what a market participant would have utilized, as compared to the Company’s contractual servicing fee arrangements.

Variable Interest Entities

In the normal course of business, Caliber enters into transactions with special purpose entities (SPEs), which primarily consist of trusts established for a limited purpose. The SPEs have been formed for the purpose of transactions in which the Company transfers assets into an SPE in return for various forms of debt obligations supported by those assets. In these transactions, the Company typically receives cash and/or other interests in the SPE as proceeds for the transferred assets. The Company retains the right to service the transferred receivables.

The Company evaluates its interests in each SPE for classification as a Variable Interest Entity (VIE). A VIE is an entity having either a total equity investment at risk that is insufficient to finance its activities without additional subordinated financial support, whose equity investors at risk lack the ability to control the entity’s activities, or when equity investors lack the ability to control the entity’s activities in a manner consistent with their obligation to absorb losses and/or receive benefits of the entity. When an SPE meets the definition of a VIE and the Company determines that Caliber is the primary beneficiary, the Company includes the SPE in its consolidated financial statements.

The Company has aggregated certain of these transactions as financings of advances on loans serviced for others accounted for as secured borrowings.  The Company transfers advances on loans serviced for others to SPEs in exchange for cash. Caliber consolidates these SPEs because Caliber is the primary beneficiary of the VIE. Caliber made these transfers under the terms of its servicer advance facility agreements. Caliber classifies the transferred advances on its consolidated balance sheets as servicing advances, net and the related liabilities as servicer advance facilities, net. The SPEs use collections of the pledged advances to repay principal and interest and to pay the expenses of the entity. Caliber remains the servicer of the underlying mortgage loans and has the power to direct the SPE’s activities. Caliber retains the risks and benefits associated with the assets transferred to the SPEs. Holders of the debt issued by these entities can look only to the assets of the entities themselves for satisfaction of the debt and have no recourse against Caliber.

Caliber Mortgage Participant I, LLC (the Initial Participant) was formed to acquire, receive, participate, hold, release, and dispose of participation interests in certain of Caliber’s mortgage loans held for sale (MLFHS PC). The Initial Participant transfers the MLHFS PC in exchange for cash. Caliber is the primary beneficiary of the VIE and therefore, consolidates the SPE within the results of the Company. Caliber classifies the transferred MLHFS PC on its consolidated balance sheets as mortgage loans held for sale, at fair value and the related liabilities as warehouse credit facilities, net. Caliber retains the risks and benefits associated with the assets transferred to the SPEs.

CHL GMSR Issuer Trust (the Trust), an SPE created for the purpose of transferring a participation certificate (MSR PC) representing a beneficial interest in Caliber’s GNMA MSRs in exchange for a variable funding note (MSR financing VFN) and a trust certificate with Caliber, as well for the issuance of  term notes in exchange for cash. Caliber consolidates this SPE because Caliber is the primary beneficiary of the VIE. Caliber consolidates the MSR PC within mortgage servicing rights, at fair value and the MSR financing VFN and term notes are classified as MSR financing facilities, net on its consolidated balance sheets. The SPE uses collections from a specified portion of GNMA MSR net service fees collected to repay principal and interest and to pay the expenses of the entity.

Additionally, the Company has also transferred a participation certificate representing a beneficial interest certain of Caliber’s GNMA servicer advances (servicer advance PC) to the Trust in exchange for a VFN (servicer advance VFN). Caliber classifies the transferred servicer advance PC on its consolidated balance sheets as servicing advances, net and the related liabilities as servicer advance facilities, net. The Trust use collections of the pledged advances to repay principal and interest and to pay the expenses of the servicer advance VFN.

Caliber remains the servicer of the underlying mortgage loans and has the power to direct its activities. Caliber retains the risks and benefits associated with the assets transferred to the SPEs. Holders of the term notes issued by the Trust can look only to the assets of the Trust for satisfaction of the debt and have no recourse against Caliber.

Refer to Note 11 Debt for further information regarding the carrying amounts of the assets and liabilities of the VIEs.

Interest Income

Interest income on mortgage loans is calculated based on the loan’s outstanding principal balance and the contractual interest rate. Interest income is recognized during the period between funding and sale of the loan in the secondary market. The Company does not accrue interest on mortgage loans held for sale that are delinquent 90 or more days (three or more payments past due). Interest income also includes placement fees earned on custodial cash deposits associated with mortgage loans serviced.

Interest Expense

Interest expense is recorded on an accrual basis based on the Company’s various financing agreements.  Interest expense also includes amortization of capitalized debt cost and commitment fees paid on certain debt agreements.

Derivative Instruments

In accordance with ASC 815, Derivatives and Hedging, the Company records its derivative instruments at fair value as either assets or liabilities on the consolidated balance sheets on a gross basis. The Company has accounted for its derivative instruments as non-designated hedge instruments and uses the derivative instruments to manage interest rate risk. The Company’s derivative instruments include interest rate lock commitments (IRLCs), loan purchase commitments (LPCs), correspondent mandatory commitments, forward commitments, Treasury futures, options on Treasury futures, Eurodollar futures, and options on Eurodollar futures.

In connection with futures and forward commitments, the Company has margin agreements with its counterparties whereby both parties are required to post cash margin in the event the fair values of the derivative financial instruments meet or exceed established thresholds and minimum transfer amounts. This process substantially mitigates counterparty credit risk. The right to receive cash margin placed by the Company with its counterparties is included in prepaid expenses and other assets on the consolidated balance sheets, and the obligation to return cash margin received by the Company from its counterparties is included in other liabilities on the consolidated balance sheets. The Company records derivative assets and liabilities and related cash margin on a gross basis, even when a legally enforceable master netting arrangement exists between the Company and the derivative counterparty.

3.  New Accounting Standards

Recent Accounting Guidance Adopted

On January 1, 2021, the Company adopted Accounting Standards Update 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by removing certain exceptions and improving the application of existing guidance in Topic 740. The adoption of this accounting pronouncement did not have a material impact on the Company’s consolidated financial statements.

4. Servicing Advances, Net

Servicing advances, net consist of the following (in thousands):

	June 30, 2021	December 31, 2020

Principal and interest	$1,845	$2,392
Taxes and insurance	115,331	137,826
Default and other	36,500	34,485
Servicing advances	153,676	174,703
Less reserve for servicing advances	(14,615)	(14,097)
Total servicing advances, net	$139,061	$160,606

The provision for servicing advance losses was $3.3 million and $1.8 million for the three months ended June 30, 2021 and 2020, respectively, and $5.4 million and $5.1 million  for the six months ended June 30, 2021 and 2020, respectively.

5. Mortgage Loans Held for Sale, at Fair Value

Mortgage loans held for sale, at fair value, represents mortgage loans originated and held until sold to secondary market investors, such as GSEs or other third parties, or transferred into GNMA securitization pools. A summary of the unpaid principal balance of mortgage loans held for sale by type and the related aggregate fair value adjustments are presented below (in thousands):

	June 30, 2021	December 31, 2020

Government(1)	$2,412,348	$2,564,936
Conventional(2)	6,587,673	4,882,651
Jumbo and other	707,920	215,741
Fair value adjustment	291,818	344,402
Total mortgage loans held for sale, at fair value	$9,999,759	$8,007,730

(1)          Includes loans insured by FHA, VA, and the United States Department of Agriculture (USDA) eligible to transfer into GNMA securitization pools.

(2)          Includes loans eligible for sale to FNMA and FHLMC.

The following table summarizes the activity in the balance of mortgage loans held for sale (in thousands):

	Six Months Ended June 30,
	2021	2020

Fair value beginning of year	$8,007,730	$6,639,122
Mortgage loans originated and purchased	45,369,298	$37,016,728
Proceeds on sales and payments received	(43,324,685)	$(37,775,826)
Change in fair value (1)	(52,584)	$44,831
Fair value end of period	$9,999,759	$5,924,855

(1)          Includes a $(3.7) million and $(5.2) million change in fair value adjustment for the six months ended June 30, 2021 and 2020, respectively, recorded against certain balance sheet accounts, primarily reserves for repurchases, which are represented in other liabilities on the consolidated balance sheets.

The total UPB and fair value of mortgage loans held for sale on non-accrual status are summarized below (in thousands):

	June 30, 2021	December 31, 2020
Non-accrual UPB	$31,117	$39,863
Non-accrual fair value	27,469	34,670

For certain loans transferred into GNMA securitization pools, Caliber, as the issuer and servicer, has the right to repurchase any individual loan in a GNMA securitization pool if that loan meets certain criteria, including being unpaid for three consecutive months. GNMA repurchased loans are repurchased to sell to third party investors or modified to transfer back to GNMA securitization pools. For the six months ended June 30, 2021 and 2020, Caliber repurchased $1,090.5 million and $783.1 million of mortgage loans, respectively, out of GNMA securitization pools.

Gain on sale, net is comprised of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Gain on sale	$269,840	$616,364	$694,440	$812,408
Origination of mortgage servicing rights	169,567	181,447	336,208	455,446
Realized gain (loss) from derivative financial instruments	(68,357)	(204,863)	193,997	(383,231)
Change in fair value (1)	224,497	13,117	(19,294)	50,064
Unrealized gain (loss) on derivative instruments	(120,327)	140,086	(79,837)	193,141
Provision for repurchases	7,061	(29,269)	10,161	(33,764)
Total gain on sale, net	$482,281	$716,882	$1,135,675	$1,094,064

(1)             Includes a $37.0 million change in fair value of loans eligible for repurchase from GNMA for the three and six months ended June 30, 2021, recorded to loans eligible for repurchase from GNMA on the consolidated balance sheets.

6. Mortgage Servicing Rights (MSRs)

The Company recognizes MSRs when it sells loans it originates on a servicing-retained basis to third parties or affiliates. In addition, certain MSRs are contributed to the Company by an affiliate. The MSRs give Caliber the contractual right to receive service fees and other remuneration in exchange for performing loan servicing functions on behalf of investors in mortgage loans and securities. The Company receives a base servicing fee from the investors ranging from 0.25% to 1.00% annually on the outstanding principal balances of the loans.

The activity related to MSRs is as follows (in thousands):

	Six Months Ended June 30,
	2021	2020

Fair value at beginning of year	$1,156,831	$1,743,570
MSRs retained upon sale	336,208	455,446
Contributions of servicing assets (liabilities) from affiliates	(274)	4,141
Sale of mortgage servicing rights	(468)	(103,679)
Other adjustments	(1,290)	(17,916)
Changes in fair value (1): Changes in valuation inputs and assumptions	310,691	(449,951)
Other changes in fair value (2)	(334,232)	(297,625)
Fair value at end of period (3)	$1,467,466	$1,333,986

(1)             The change in fair value of MSR per the table above does not include $(112.3) million and $427.5 million MSR hedge gains/(losses) for the six months ended June 30, 2021 and 2020, respectively, and $0.5 million change in fair value of servicing liability for the three and six months ended June 30, 2021, which are included in the change in fair value of mortgage servicing rights on the consolidated statements of operations.

(2)          Represents the realization of expected cash flows over time, primarily due to borrower payments.

(3)          Balance includes $0.4 million and $2.5 million of fair value of MSRs on loans owned by an affiliate as of  June 30, 2021 and 2020, respectively.

For valuing third party MSRs, the Company uses a stochastic discount rate by utilizing an option adjusted spread. Use of an option adjusted spread captures the benefit of a dynamic discount rate versus a static discount rate. The key economic assumptions used to measure the MSRs are shown below with the hypothetical effect on the fair value of the MSRs using various unfavorable variations in the key assumptions (dollars in thousands):

	June 30, 2021	December 31, 2020

MSR Asset - Servicing for Third Parties	$1,467,060	$1,156,360
Weighted average life	5.39	4.73
Prepayment speed
10% adverse change	$(83,152)	$(68,212)
20% adverse change	$(159,533)	$(130,619)
Option Adjusted Spread rate
10% adverse change	$(39,983)	$(36,805)
20% adverse change	$(77,768)	$(71,106)
Cost to service per loan
10% adverse change	$(24,068)	$(20,339)
20% adverse change	$(48,136)	$(40,678)

7. Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following (in thousands):

	June 30, 2021	December 31, 2020

Credit facilities receivable	$107,920	$119,397
Margin deposits placed with counterparties	5,373	70,538
Goodwill and intangible assets	64,937	64,937
Operating lease right-of-use assets	60,857	55,946
Prepaid expenses	34,757	32,400
Loans in process and settlements in process	307,640	27,530
Receivable for foreclosed loans backed by government guarantee	6,101	7,103
Other assets	91,908	52,406
Total prepaid expenses and other assets	$679,493	$430,257

8. Other Liabilities

Other liabilities consist of the following (in thousands):

	June 30, 2021	December 31, 2020

Deferred tax liability, net	$317,073	$232,543
Operating lease liabilities	80,524	69,580
Reserve for repurchases and indemnifications	27,956	38,986
Margin deposits received from counterparties	6,122	20
Current tax liability, net	—	15,117
Other	26,521	30,125
Total other liabilities	$458,196	$386,371

9. Reserve for Repurchases and Indemnifications

Certain loan sale agreements include provisions requiring the Company to repurchase a loan if a borrower fails to make certain initial loan payments or if the accompanying mortgage loan fails to meet customary representations and warranties. These representations and warranties are made to the loan purchasers about various characteristics of the loans, such as manner of origination, the nature and extent of underwriting standards applied, and the types of documentation being provided and typically are in place for the life of the loan. In addition, an investor may request that the Company refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale.

The Company records a provision for estimated repurchases and premium recapture on loans sold, which is recorded as a component of gain on sale, net. The reserve for repurchases is included as a component of other liabilities. Reserve levels are a function of expected losses based on actual pending and expected claims, repurchase requests, historical experience, and loan volume. The Company evaluates the adequacy of the reserve based on the current regulatory environment and changes to the framework, and adjusts the reserve to reflect the best estimate of probable future losses.

The activity of the outstanding repurchase and indemnification reserves was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Reserves, beginning of period	$37,376	$18,422	$38,986	$18,410
Provision for (reversal of provision) for repurchases	(7,061)	29,269	(10,161)	33,764
Payments, realized losses and other	(2,359)	(6,597)	(869)	(11,080)
Reserves, end of period	$27,956	$41,094	$27,956	$41,094

10. Derivative Financial Instruments

The following tables provide the outstanding notional balances and fair values of outstanding positions for the dates indicated, and unrealized gains (losses) during the periods indicated (in thousands):

	June 30, 2021		Six Months Ended June 30, 2021
	Outstanding Notional	FairValue	Unrealized Gain (Loss)
Assets:
IRLCs	$7,413,564	$114,387	$(150,477)
LPCs	778,051	5,304	(2,707)
Correspondent mandatory commitments	—	—	(261)
Forward commitments	2,807,100	3,761	(34,138)
Options on Treasury futures	2,950,000	10,078	4,759
Treasury futures	140,000	7,109	7,109
Liabilities:
IRLCs	314,067	(1,139)	(954)
LPCs	657,077	(2,011)	(853)
Correspondent mandatory commitments	—	—	15
Forward commitments	13,074,646	(18,181)	75,746
Deposits placed with counterparties		5,373
Deposits received from counterparties		6,122

	June 30, 2020		Six Months Ended June 30, 2020
	Outstanding Notional	Fair Value	Unrealized Gain (Loss)
Assets:
IRLCs	$11,080,400	$303,316	$228,744
LPCs	384,863	6,754	(1,277)
Correspondent mandatory commitments	3,046	85	49
Forward commitments	8,520,000	64,686	52,560
Options on Treasury futures	4,350,000	8,161	(256)
Treasury futures	450,000	2,073	1,909
Options on Eurodollar futures	—	—	(258)
Liabilities:
IRLCs	29,899	(185)	384
LPCs	40,192	(84)	1,750
Forward commitments	13,222,994	(57,571)	(39,163)
Treasury futures	—	—	1,796
Deposits placed with counterparties		18,087
Deposits received from counterparties		6,940

Interest rate lock commitments (IRLCs) represent an agreement to extend credit to a mortgage applicant whereby the interest rate is set prior to funding. Loan purchase commitments represent an agreement to purchase loans from a third party originator also whereby the interest rate is set prior to funding. These loan commitments bind the Company (subject to the loan approval process) to fund the loan at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs and LPCs are subject to interest rate risk and related price risk during the period from the date of the commitment through the loan funding date or expiration date. The borrower is not obligated to obtain the loan; thus, the Company is subject to fallout risk (“pull-through”) related to IRLCs and LPCs, which is realized if approved borrowers choose not to close on the loans within the terms of the commitments.

Correspondent Mandatory Commitments represent a loan sales agreement in which a correspondent seller commits to deliver a certain principal amount of mortgage loans to the Company at a specified price on or before a specified date. The Company is obligated to maintain its agreed-upon price regardless of changes in the marketplace. The correspondent seller is obligated to deliver the agreed-upon amount of mortgage loans. If the correspondent seller fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay a “pair-off” fee, based on then-current market prices, to the Company to compensate for any delivery shortfall.

Mortgage loans held for sale, which the Company carries at fair value, are subject to interest rate and price risk from the loan funding date until the date the loan is sold into the secondary market. Generally, the fair value of a loan will decline in value in the secondary market when interest rates increase and will rise in value when interest rates decrease. The Company is also exposed to risk relative to the fair value of its MSRs. The Company is exposed to loss in fair value of its MSRs when interest rates decrease. To mitigate interest rate and price risk on the IRLCs, mortgage loans held for sale, and MSRs, the Company enters into futures, options, and forward commitments to provide an economic hedge.

The initial and subsequent changes in the value of IRLCs, LPCs, and correspondent mandatory commitments are recorded as a component of gain on sale, net in the consolidated statements of operations. Changes in fair value of the derivative financial instruments used to hedge IRLCs, LPCs, and mortgage loans held for sale are included in gain on sale, net on the consolidated statements of operations, and changes in fair value of the derivative financial instruments used to hedge MSRs are included in change in fair value of mortgage servicing rights on the consolidated statements of operations.

11. Debt

A summary of the balances of debt for the dates indicated is presented below (in thousands):

			June 30, 2021		December 31, 2020
	Maturity	Capacity	Principal Outstanding	Collateral Pledged (1)	Principal Outstanding	Collateral Pledged (1)

Servicer advance facility (2)	12/22/2021	$25,909	$25,909	$33,092	$27,571	$35,031
Caliber Advance Receivables Trust 2020-ADV1	8/1/2022	250,000	34,596	46,073	45,573	60,040
GMSR servicing advance VFN repo (3)	3/28/2023	42,000	42,000	48,681	40,000	46,288
Servicer advance facilities principal amount			102,505	127,846	113,144	141,359
Debt issuance costs			(2,338)	—	(3,179)	—
Servicer advance facilities, net			$100,167	$127,846	$109,965	$141,359
Servicer advance wt. average interest rate			3.94%		3.87%

Warehouse A	2/23/2022	$1,000,000	$933,160	$973,757	$651,863	$661,229
Warehouse B (3)	3/28/2023	3,423,000	2,847,364	2,976,260	2,399,484	2,494,074
Warehouse C	3/31/2022	1,250,000	1,188,614	1,213,160	945,160	964,654
Warehouse D	6/28/2022	400,000	398,600	420,197	356,053	366,669
Warehouse E (4)	2/10/2022	750,000	723,181	751,479	435,703	453,113
Warehouse F	4/22/2022	250,000	235,313	235,432	243,010	245,823
Warehouse G	6/3/2022	750,000	748,585	769,644	69,162	78,252
Warehouse H	9/24/2021	1,500,000	895,181	943,326	898,861	920,178
Warehouse I	8/27/2021	750,000	705,091	732,749	303,740	316,207
Warehouse J (2)	12/22/2021	474,091	285,889	285,909	471,758	471,921
Warehouse K	10/14/2022	650,000	548,885	567,976	600,150	617,990
Warehouse facilities principal amount			9,509,863	9,869,889	7,374,944	$7,590,110
Debt issuance costs			(6,408)	—	(5,751)	—
Warehouse credit facilities, net			$9,503,455	$9,869,889	$7,369,193	$7,590,110
Warehouse wt. average interest rate			2.06%		2.14%

MSR facility A	7/10/2024	$250,000	$126,000	$278,641	$177,000	$246,024
MSR facility B	7/8/2024	550,000	276,000	783,626	368,000	562,833
MSR variable funding note repo (3)	3/28/2023	35,000	35,000	54,874	35,000	50,269
GMSR series term notes	5/25/2023	325,000	325,000	427,877	325,000	391,971
MSR facilities principal amount			$762,000	$1,545,018	905,000	$1,251,097
Debt issuance costs			(4,204)	—	(5,102)	$—
MSR financing facilities, net			$757,796	$1,545,018	$899,898	$1,251,097
MSR facilities wt. average interest rate			3.25%		3.32%

(1)
Collateral must be maintained at or above levels specified in the various debt agreements. Outstanding borrowings are monitored and the Company is required to deliver additional collateral if the fair value of the underlying collateral falls below the various specified amounts.

(2)
Advance facility is with the lending institution with whom the Company also holds the Warehouse J line of credit. The maximum borrowing sublimit for the servicer advance facility is $45.0 million , and the maximum borrowing limit for the lender is $500.0 million.

(3)
Credit Suisse Group AG is the lending institution with whom the Company holds the GMSR servicing advance VFN repo, the Warehouse B line of credit, and the MSR variable funding note repo. The combined maximum borrowing sublimit for the two VFN repos is $250.0 million, and the maximum temporary aggregate base borrowing limit for the lender is $3.50 billion through December 27, 2021, and thereafter, $2.50 billion. As of June 30, 2021, the Company’s total risk under repurchase agreements with Credit Suisse Group AG was $175.7 million.

(4)	This facility has a temporary facility size increase of $250.0 million, which expires on October 26, 2021.

Accrued interest payable, which is presented in accounts payable and accrued expenses on the consolidated balance sheets, was $17.1 million and $11.4 million as of June 30, 2021 and December 31, 2020, respectively for the above facilities. The Company is charged variable interest rates on amounts borrowed under all facilities. Some of the facilities carry additional fees in the form of annual facility fees charged on the total line amount, commitment fees charged on the committed portion of the line, and non-usage fees charged when monthly usage falls below a certain utilization percentage.

Servicer Advance Facilities

Servicer advance facilities are used to finance certain reimbursable servicing advances.

Caliber Advance Receivables Trust (CART) was formed in July 2020 for the purpose of financing certain reimbursable FNMA and FHLMC servicer advances.

In October 2020, Caliber created the servicer advance PC which represents a beneficial interest in certain GNMA reimbursable servicer advances. The servicer advance PC was contributed to the GMSR Trust in exchange for the servicer advance VFN. Caliber simultaneously entered a master repurchase agreement to borrow against the value of the servicer advance VFN with the lending institution with whom the Company also holds the Warehouse B warehouse line of credit and the MSR variable funding note repo.

Warehouse Credit Facilities

In order to facilitate the origination and sale of mortgage loans held for sale, the Company enters into various agreements with warehouse lenders. Such agreements are in the form of repurchase agreements with banks and other financial institutions. Mortgage repurchase financing arrangements are collateralized by the underlying mortgage loans. These transfers do not meet the criteria for sale accounting and are therefore recorded as secured borrowings in which the assets remain on the balance sheet within mortgage loans held for sale, at fair value and the proceeds from the transaction are recognized as a liability in warehouse credit facilities, net.

In September 2020, the Company formed Caliber Mortgage Participant I, LLC for the purpose of warehousing loans held for sale held by Caliber. In October 2020, Caliber created a participation interest in the loans held for sale and issues that interest to the Initial Participant. The Initial Participant then entered into a repurchase agreement with Warehouse K, backed by a full guarantee by Caliber, to finance the participation interest.

MSR Financing Facilities

The MSR financing facilities are collateralized by the Company’s FNMA, FHLMC, and GNMA MSRs.

GMSR series term notes were issued in two classes, Class A Term Notes and Class B Term Notes. The initial note balance for the Class A Term Notes was $278.6 million, and for the Class B Term Notes, $46.4 million. The Term Notes have an optional extension period not to extend two years past the stated maturity date.

Variable Interest Entities

In the normal course of business, the Company enters into various types of transactions with SPEs determined to be VIEs, which primarily consist of securitization trusts established for a limited purpose. Generally, these SPEs are formed for the purpose of securitization transactions in which the Company transfers assets to an SPE, which then issues to investors various forms of debt obligations supported by those assets.

The Company has determined that the SPEs created in connection with certain advance facilities, Warehouse K, and certain MSR financing facilities should be consolidated as the Company is the primary beneficiary of each of these entities.

A summary of the assets and liabilities of VIEs included in the Company’s consolidated financial statements is presented below for the periods indicated (in thousands):

	June 30, 2021			December 31, 2020
	Servicer advance facilities	Warehouse facilities	MSR financing facilities	Servicer advance facilities	Warehouse facilities	MSR financing facilities
Assets
Cash and cash equivalents	$—	$7,977	$—	$—	$1,065	$—
Servicing advances, net	92,905	—	—	104,510	—	—
Mortgage loans held for sale, at fair value	—	567,976	—	—	617,990	—
Mortgage servicing rights, at fair value	—	—	344,888	—	—	310,454
Prepaid expenses and other assets	54,649	—	347,346	24,774	—	337,365
Total assets	$147,554	$575,953	$692,234	$129,284	$619,055	$647,819

Liabilities
Accounts payable and accrued expenses	$40,310	$33,066	$160	$43,414	$24,486	$109
Servicer advance facilities	77,904	—	—	85,625	—	—
Warehouse credit facilities, net	—	545,867	—	—	595,976	—
MSR financing facilities, net	—	—	366,292	—	—	365,853
Total liabilities	$118,214	$578,933	$366,452	$129,039	$620,462	$365,962

Financial Covenants

As of June 30, 2021, the Company was in compliance with the covenants on its borrowing arrangements and credit facilities. These covenants generally relate to the Company’s profitability, tangible net worth, liquidity reserves, leverage requirements and limit dividends and distributions.

12. Income Taxes

The following table sets forth the computation of the effective tax rate (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss) before taxes	$12,733	$196,867	$344,119	$365,663
Income tax benefit (expense)	$(2,224)	$(48,210)	$(85,070)	$(90,366)
Effective tax rate	17.47%	24.49%	24.72%	24.71%

The Company’s effective income tax rate from continuing operations was 17.47% and 24.49% for the three months ended June 30, 2021 and 2020, respectively, and 24.72% and 24.71% for the six months ended June 30, 2021 and 2020, respectively, compared to the statutory rate of 21.00%. Several factors influence the effective tax rate. Items increasing the rate include income taxes paid in various state jurisdictions and meals, entertainment, and qualified transportation expenses which are nondeductible for income tax purposes.

Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”)

On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic which included temporary changes to income and non-income based tax laws including: (i) the elimination of the 80% of taxable income limitation by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 and 2020; (ii) allowing NOLs originating in 2018, 2019 and 2020 to be carried back five years; (iii) increasing the net interest expense deduction limit to 50% of adjusted taxable income from 30% for tax years beginning January 1, 2019 and 2020; and (iv) other related provisions.  The CARES Act did not have a material impact on the Company’s consolidated financial statements.

13. Concentrations of Risk

Risks and Uncertainties

In the ordinary course of business, the Company will encounter certain economic and regulatory risks. Economic risks include credit risk, interest rate risk and market risk. Credit risk is the risk of default, primarily in the loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Interest rate risk is the risk that the valuation of the Company’s interest sensitive assets and liabilities and its net interest income will change due to changes in interest rates. Market risk includes the inability of prospective borrowers to engage in home purchase transactions or mortgage refinances. Regulatory risks include administrative enforcement actions and/or civil or criminal liability resulting from any alleged failure to comply with the laws and regulations applicable to the Company’s business.

Concentrations

The Company originated or purchased loans in 50 states and the District of Columbia, with significant activity (approximately 5% or greater of total originations) in the following states:

Percentage of Originations
June 30, 2021
State:
California	15.64%
Washington	15.21
Florida	10.10
Texas	5.56

December 31, 2020
State:
California	17.48%
Washington	14.74
Florida	9.41
Texas	5.42

The total unpaid principal balance of the servicing portfolio, including mortgage loans held for sale, was approximately $161.2 billion and $152.7 billion as of June 30, 2021 and December 31, 2020, respectively.  Of this population, the unpaid principal balance of loans originated by the Company and sold servicing retained was $142.9 billion and $131.5 billion as of June 30, 2021 and December 31, 2020, respectively. The Company serviced loans in 50 states, the District of Columbia, Guam, Puerto Rico, and the Virgin Islands with significant activity (approximately 5% or greater of total servicing) in the following states:

Percentage of Servicing Unpaid Principal Balance
June 30, 2021
State:
California	15.47%
Washington	12.00
Florida	10.69
Texas	6.31

December 31, 2020
State:
California	16.53%
Washington	10.90
Florida	10.29
Texas	6.32

Significant Customers

The following table presents newly originated loans that the Company sold to investors or transferred into GNMA securitization pools (in thousands):

	Six Months Ended June 30,
	2021		2020

GNMA	$12,848,726	30.6%	$13,941,145	37.9%
FHLMC	16,583,066	39.4	12,602,359	34.3
FNMA	10,756,937	25.6	8,382,537	22.8
Other	1,843,757	4.4	1,840,858	5.0
	$42,032,486	100.0%	$36,766,899	100.0%

The following table presents the percentage of unpaid principal balance of loans serviced by the Company that are owned by affiliates or other third parties:

	June 30, 2021	December 31, 2020

GNMA	28.4%	29.1%
FHLMC	39.7	39.0
FNMA	24.0	23.1
Affiliate	1.3	4.1
Other	6.6	4.7
	100.0%	100.0%

Servicing Portfolio Characteristics

The characteristics of the loan and property assets serviced by the Company are as follows:

	June 30, 2021	December 31, 2020

Performing loans	96.8%	93.4%
Nonperforming loans	3.2	5.0
Real estate owned	—	1.6
	100.0%	100.0%

Nonperforming loans are defined as being greater than 90 days contractually past due.

14. Related-Party Transactions

In performing the servicing functions on loans owned by affiliates, the Company earns servicing-related fees, and also settles transactions with its affiliates for servicing advances. The Company earned approximately $1.6 million and $8.3 million in servicing-related fees from affiliates during the three months ended June 30, 2021 and 2020, respectively, and $6.2 million and $17.7 million during the six months ended June 30, 2021 and 2020, respectively. At June 30, 2021 and December 31, 2020, the Company had outstanding advances of $0.6 million and $1.7 million, respectively, on loans serviced on behalf of affiliates.

During the six months ended June 30, 2021 and 2020, respectively, $(0.3) million and $4.1 million of fair value of servicing rights on nonperforming loans associated with securitizations structured by an affiliate were contributed to the Company. These servicing rights are short term in nature due to the fact that the securitization notes can be called at the end of the first year and re-performing loans are regularly purchased out of the securitization for resale on a servicing released basis by the affiliated entity. The affiliates also limit transferability of the servicing rights and add additional operational and reporting requirements. These contributions were recorded net of deferred taxes of $(0.1) million and $1.0 million, respectively, to additional paid-in capital.

During the six months ended June 30, 2020, Caliber sold originated non-agency mortgage loans with an unpaid principal balance of $431.4 million to an affiliate, resulting in a gain of  $10.4 million which is included in gain on sale, net on the consolidated statements of operations.

15. Fair Value Measurements

ASC 820, Fair Value Measurements, provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstance.

ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tiered fair value hierarchy based on the level of observable inputs used in the measurement of fair value (i.e., Level 1 represents quoted prices for identical assets or liabilities in an active market; Level 2 represents values using observable inputs, other than quoted prices included within Level 1; and Level 3 represents estimated values based on significant unobservable inputs). In addition, ASC 820 requires an entity to consider all aspects of nonperformance risk, including its own credit standing, when measuring the fair value of a liability. Under ASC 820, related disclosures are segregated for assets and liabilities measured at fair value based on the level used within the hierarchy to determine their fair values.

The following describes the methods and assumptions used by the Company in estimating fair values:

Cash and Cash Equivalents, Restricted Cash

The carrying value of cash and cash equivalents and restricted cash reported in the consolidated balance sheets approximates fair value. Cash and cash equivalents and restricted cash are classified as Level 1.

Mortgage Loans Held for Sale

The Company measures mortgage loans held for sale at fair value. Mortgage loans held for sale are valued using a market approach by utilizing: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk; (ii) current commitments to purchase loans; or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. As these prices are derived from market prices, the Company classifies these valuations as Level 2 in the fair value disclosures.

Mortgage Servicing Rights (MSR)

The Company primarily estimates the fair value of its mortgage servicing rights by using a stochastic discounted cash flow model which includes assumptions for prepayment speeds, discount rates, delinquency and foreclosure projections, servicing costs, and other assumptions. Management believes these assumptions are comparable to market-based assumptions used by other market participants in valuing MSRs. These assumptions require the use of judgment and can have a significant impact on the determination of the MSR’s fair value. Accordingly, the Company classifies these valuations as Level 3 in the fair value disclosures. Changes in fair value of these servicing rights are recorded to the change in fair value of mortgage servicing rights on the consolidated statements of operations.

Derivative Instruments

The Company enters into a variety of derivative financial instruments as part of its hedging strategy and carries these instruments at fair value on the consolidated balance sheets.

The Company enters into IRLCs and LPCs with prospective borrowers and other loan originators. These commitments are carried at fair value, which is computed based on quoted agency pricing and the Company’s estimate of the value pull-through rates. Pull-through rate is a significant unobservable input used in the fair value measurement of IRLCs and LPCs. A significant increase or decrease in the pull-through rate could result in a material increase or decrease in the fair value of IRLCs and LPCs, respectively. The Company classifies IRLCs and LPCs as Level 3 in the fair value disclosures.

The Company enters into correspondent mandatory commitments with correspondent sellers. These commitments are carried at fair value based on quoted agency pricing and the Company’s estimate of the value of the related MSR. Because the inputs used by the Company include significant unobservable inputs such as MSR values and this can have a significant impact on the calculated fair value, the Company classifies the correspondent mandatory commitments as Level 3 in the fair value disclosures.

Forward commitments, Treasury and Eurodollar futures, and options on Treasury and Eurodollar futures are used to mitigate the interest rate risk impact on IRLCs, mortgage loans held for sale, and MSRs. The estimated fair value of these derivative instruments are based on exchange prices or dealer market price and are therefore classified as Level 2 in the fair value disclosures.

Earnout

A contingent earnout liability has resulted from the Company’s acquisition of certain loan origination operations and certain assets from various third party entities. The deferred purchase price is contingent upon funded loan volume or future net income during the earnout period following the acquisition date, and is therefore classified as Level 3 in the fair value disclosures.

Loans Eligible for Repurchase From GNMA/Liability for Loans Eligible for Repurchase from GNMA

The Company has the unilateral right to repurchase these delinquent loans at their unpaid principal balances, which approximates fair value for the liability and generally approximates fair value for the assets. Asset values may be adjusted to reflect the market value of commitments to sell certain eligible loans to a market participant.These loans eligible for repurchase are classified as Level 2.

Servicer Advance Facilities, Warehouse Credit Facilities, and MSR Financing Facilities

Each of the Company’s debt facilities bears interest at a rate that is periodically adjusted based on a market index; therefore, the carrying amount on the consolidated balance sheets approximates fair value. These debt facilities are classified as Level 2.

The estimated carrying amount and fair value of the Company’s financial instruments and other assets and liabilities measured at fair value on a recurring basis are as follows for the dates indicated (in thousands):

			Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
June 30, 2021
Assets
Mortgage loans held for sale	$9,999,759	$—	$9,999,759	$—
Mortgage servicing rights	1,467,466	—	—	1,467,466
Loans eligible for repurchase from GNMA	2,241,800	—	2,241,800	—
Derivative financial instruments:
IRLCs	114,387	—	—	114,387
LPCs	5,304	—	—	5,304
Forward commitments	3,761	—	3,761	—
Options on Treasury futures	10,078	—	10,078	—
Treasury futures	7,109	—	7,109	—

Liabilities
Liability for loans eligible for repurchase from GNMA	2,204,769	—	2,204,769	—
Derivative financial instruments:
IRLCs	$1,139	$—	$—	$1,139
LPCs	2,011	—	—	2,011
Forward commitments	18,181	—	18,181	—

			Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
December 31, 2020
Assets
Mortgage loans held for sale	$8,007,730	$—	$8,007,730	$—
Mortgage servicing rights	1,156,831	—	—	1,156,831
Loans eligible for repurchase from GNMA	2,273,601	—	2,273,601	—
Derivative financial instruments:
IRLCs	264,864	—	—	264,864
LPCs	8,011	—	—	8,011
Correspondent mandatory commitments	261	—	—	261
Forward commitments	37,899	—	37,899	—
Options on Treasury futures	4,453	—	4,453	—

Liabilities
Liability for loans eligible for repurchase from GNMA	2,273,601	—	2,273,601	—
Derivative financial instruments:
IRLCs	$185	$—	$—	$185
LPCs	1,158	—	—	1,158
Correspondent mandatory commitments	15	—	—	15
Forward commitments	93,927	—	93,927	—

The table below presents a reconciliation of all of the Company’s Level 3 assets and liabilities measured at fair value on a recurring basis (in thousands):

	Six Months Ended June 30, 2021
	MSRs	IRLC, net	LPC, net	Correspondent Mandatory Commitments, net

Fair value - beginning of period	$1,156,831	$264,679	$6,853	$246
Total gains or losses included in earnings	—	(151,431)	(3,560)	(246)
Change in fair value	(23,541)	—	—	—
Issuances	336,208	—	—	—
Contributions	(274)	—	—	—
Sales	(468)	—	—	—
Other adjustments	(1,290)	—	—	—
Settlements	—	—	—	—
Fair value - end of period	$1,467,466	$113,248	$3,293	$—

	Six Months Ended June 30, 2020
	MSRs	IRLC, net	LPC, net	Correspondent Mandatory Commitments, net	Contingent liability (Earnout)

Fair value - beginning of period	$1,743,570	$74,003	$6,197	$36	$1,833
Total gains or losses included in earnings	—	229,128	473	49	—
Change in fair value	(747,576)	—	—	—	712
Issuances	455,446	—	—	—	—
Contributions	4,141	—	—	—	—
Sales	(103,679)	—	—	—	—
Other adjustments	(17,916)	—	—	—	—
Settlements	—	—	—	—	(1,755)
Fair value - end of period	$1,333,986	$303,131	$6,670	$85	$790

The table below presents a quantitative summary of significant unobservable inputs used in the fair valuation measurement of Level 3 assets and liabilities (in thousands, except cost to service per loan):

	June 30, 2021		December 31, 2020
Unobservable input	Range	Weighted average	Range	Weighted average
IRLC:
Pull-through rate	0% - 100%	76.97%	0% - 100%	74.41%

MSRs:
Prepayment speed	14.30% - 15.70%	14.80%	16.30% - 20.90%	17.20%
Option Adjusted Spread rate	700 - 717	710	930 - 1,629	1,019
Cost to service per loan	$82 - $156	$104	$79 - $148	$100

16. Commitments and Contingencies

Litigation and Regulatory Matters

In the ordinary course of business, the Company and its subsidiaries are named as defendants in or parties to threatened litigation, including those related to regulation, litigation business transactions, employee-related matters and taxes, among others. In the Company’s opinion, the resolution of those proceedings will not have a material effect on its financial condition, results of operations, or cash flows.

The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of the Company’s mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts with respect to mortgage origination, servicing and financing activities, which may be applicable generally to the mortgage industry or to Caliber in particular.

Certain of the Company’s secondary market investors require minimum net worth (“capital”) requirements, as specified in the respective selling and servicing agreements. In addition, these investors may require capital ratios in excess of the stated requirements to approve large servicing transfers. To the extent that these requirements are not met, the Company’s secondary market investors may utilize a range of remedies ranging from sanctions, suspension or ultimately termination of the Company’s selling and servicing agreements, which would prohibit the Company from further origination or securitizing these specific types of mortgage loans or being an approved servicer.

Among the company’s various capital requirements related to its outstanding selling and servicing agreements, the most restrictive of these requires Caliber to maintain a minimum net worth balance of approximately $403.7 million as of June 30, 2021. The Company has maintained compliance with selling and servicing capital requirements.

Commitments

As part of certain real estate operating lease agreements, the Company is required to maintain irrevocable letters of credit (LOCs) that can be drawn on by the applicable landlord in the case of default. The total amount of LOCs maintained was $1.1 million as of December 31, 2020, and the LOCs expired on March 31, 2021.  Additionally, in connection with these LOCs, the Company maintained cash collateral balances in the amount of $1.2 million as of December 31, 2020.  The cash collateral is presented as restricted cash in the consolidated balance sheets. Through the expiration date of the LOCs, no events of default occurred and therefore, no draws were made on the letters of credit.

17. Earnings per Share

Basic earnings per share of common stock is determined using net income attributable to the Company’s common stockholders divided by the weighted average number of shares of common stock outstanding during the period.

The following table summarizes the basic earnings per share calculations (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss) before taxes	$10,509	$148,657	$259,049	$275,297

Weighted average basic shares of common stock outstanding	119,172	119,172	119,172	119,172

Basic EPS	$0.09	$1.25	$2.17	$2.31

18. Subsequent Events

The Company has evaluated subsequent events through  the date these consolidated financial statements were available to be issued.

On July 1, 2021, Caliber repurchased $1.7B of GNMA repurchase eligible mortgage loans and immediately sold the loans to a third party on a servicing retained basis. Caliber realized a premium in excess of the unpaid principal balance of $37.0 million.